Exhibit 99.2

Bellerophon Therapeutics Announces Pricing of Public Offering of Common Stock and Concurrent Registered Direct Offering

WARREN, N.J., May 19, 2020 (GLOBE NEWSWIRE) — Bellerophon Therapeutics, Inc. (Nasdaq: BLPH) (“Bellerophon” or the “Company”) today announced the pricing of offerings for an aggregate of 3,076,923 shares of its common stock at a public offering price of $13.00 per share (the “Offerings”). The Offerings consisted of an underwritten public offering (the “Underwritten Offering”) of 1,923,077 shares and a registered direct offering (the “Direct Offering”) of 1,153,846 shares to an institutional investor affiliated with a member of the Company’s board of directors. Bellerophon has granted the underwriters of the Underwritten Offering a 30-day option to purchase up to an additional 288,461 shares of common stock at the public offering price, less the underwriting discounts and commissions. The gross proceeds to Bellerophon before deducting underwriting discounts, financial advisory fees, commissions and estimated offering expenses payable by Bellerophon, are expected to be approximately $40 million, excluding any exercise of the underwriters’ option to purchase additional shares in connection with the Underwritten Offering.

All securities in the offering are being sold by Bellerophon.

Bellerophon intends to use the net proceeds from the Offerings, together with its current cash and cash equivalents, for funding its ongoing clinical trials, working capital needs and other general corporate purposes.

Jefferies LLC is acting as sole book-running manager for the Underwritten Offering. H.C. Wainwright & Co., LLC is acting as the lead manager for the Underwritten Offering.

The Offerings are expected to close on or about May 21, 2020, in each case subject to the satisfaction of customary closing conditions. The closings of the Offerings are not conditioned upon each other.

The securities are being offered pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (“SEC”). The Offerings will be made only by means of written prospectuses and prospectus supplements forming a part of the registration statement. In connection with the Underwritten Offering, a preliminary prospectus supplement and the accompanying prospectus describing the terms of the Underwritten Offering was filed with the SEC on May 18, 2020. A final prospectus supplement and the accompanying prospectus of each offering will be filed with the SEC and will be available at the SEC’s website located at www.sec.gov.

When available, copies of the final prospectus supplement and the accompanying prospectus relating to the Underwritten Offering may be obtained for free from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at +1 877 821 7388 or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Bellerophon

Bellerophon is a clinical-stage biotherapeutics company focused on developing innovative therapies that address significant unmet medical needs in the treatment of cardiopulmonary diseases and infectious lung diseases. The Company is currently developing multiple product candidates under its INOpulse® program, a proprietary pulsatile nitric oxide delivery system.

Forward-looking Statements

Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the intended use of net proceeds from the Offerings and the timing of the closings of the Offerings as well as statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: INOpulse® may prove not to be an effective treatment for COVID-19 or approved for marketing by the FDA, market and other conditions, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release, except as required by law.

Contacts

At Bellerophon:	At LifeSci Advisors:
Fabian Tenenbaum, Chief Executive Officer	Brian Ritchie
(908) 574-4767	(212) 915-2578

Source: Bellerophon Therapeutics, Inc.